UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2014

diaDexus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
349 Oyster Point Boulevard, South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 15, 2014, diaDexus, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC (“Oxford”), whereby Oxford has loaned $15 million to the Company at a fixed interest rate of 6.95% per annum. The Company paid a facility fee of $150,000 for access to this loan and will be required to pay a final payment of $1.5 million following the earlier of loan maturity or termination. Through September 30, 2015, the Company is obligated only to make monthly interest payments on the outstanding principal balance. If the Company’s trailing six month revenues equal or exceed $15 million at the end of the fiscal month ended July 31, 2015, the Company may continue to make interest only payments through September 30, 2016 followed by 24 months of equal principal and interest payments.  If the Company’s trailing six month revenues do not equal or exceed $15 million at such time, the Company will be required to pay down principal and interest in monthly installments over a period of 36 months following September 30, 2015. The Company may prepay all, but not less than all, of the loaned amount with 10 days advance notice to Oxford. The Company will be obligated to pay a prepayment fee equal to (i) if the loan is prepaid on or before August 15, 2015, 3% of the principal amount prepaid, (ii) if the loan is prepaid after August 15, 2015 and on or before August 15, 2016, 2% of the principal amount repaid and (iii) if the loan is repaid after August 15, 2016 and prior to maturity, 1% of the principal amount repaid (each, a “Prepayment Fee”). The Company is not entitled to reborrow any amounts of principal once such principal has been repaid.

While any amounts are outstanding under the credit facility, the Company is subject to a number of affirmative and restrictive covenants, including covenants regarding delivery of financial statements, maintenance of inventory, payment of taxes, maintenance of insurance, dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock except for repurchases of stock pursuant to employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed $250,000 in the aggregate per fiscal year.

The Company has granted Oxford a security interest in the Company’s personal property to secure the Company’s payment and other obligations under the Loan Agreement. The security interest does not extend to patents, trademarks and other intellectual property rights (except for rights to payment related to the sale, licensing or disposition of such intellectual property rights) or certain other specified property.

Upon the occurrence of certain events, including but not limited to the failure by the Company to satisfy its payment obligations under the Loan Agreement, the breach of certain of its other covenants under the Loan Agreement, and the occurrence of a material adverse change, Oxford will have the right, among other remedies, to declare all principal and interest immediately due and payable, and will have the right to receive the $1.5 million final payment fee and, if the payment of principal and interest is due prior to maturity, a Prepayment Fee.

As further consideration for access to the loan, the Company has granted Oxford warrants to purchase 909,090 shares of the Company’s common stock at an exercise price of $0.66 per share (the “Warrants”). The Warrants are exercisable until August 15, 2021.

The foregoing is only a summary of the material terms of the Loan Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Loan Agreement described in Item 1.01 above, the Company terminated its previously existing credit facility.  The previous credit facility was evidenced by a Second Amended and Restated Loan and Security Agreement dated as of October 17, 2013 and entered into by and among the Company and Comerica Bank (the “Previous Loan Agreement”).  The Previous Loan Agreement was terminated simultaneously with receipt of funding under the Loan Agreement described in Item 1.01 above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the closing of the Loan Agreement is attached hereto as Exhibit 99.1 and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  The information in this Item 7.01 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated August 15, 2014, by and between diaDexus, Inc. and Oxford Finance LLC.
99.1	Press Release dated August 18 entitled “diaDexus, Inc. Secures $15 Million Debt Financing.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)
Date: August 21, 2014
	By:	/s/ Alexander L. Johnson
Alexander L. Johnson
President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated August 15, 2014, by and between diaDexus, Inc. and Oxford Finance LLC.
99.1	Press Release dated August 18 entitled “diaDexus, Inc. Secures $15 Million Debt Financing.”